Exhibit 107

FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Applied DNA Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and (h)	200,000	(3)	$1.015	$203,000	0.00014760	$29.96
Total Offering Amounts						$203,000		$29.96
Total Fee Offsets								-
Net Fee Due								$29.96

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of Applied DNA Sciences, Inc.’s (the “Company”) common stock, $0.001 par value per share (the “Common Stock”) which become issuable under the Applied DNA Sciences, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Company.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee in respect of such 200,000 shares of Common Stock, based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on September 25, 2024.

(3)	Represents shares of the Company’s Common Stock issuable under the 2020 Plan.